                                                                Exhibit 10.16(e)
                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made this 30th day of June, 1997, by and between ROBERT E. RAMSEY, JR. ("Executive") and RURAL/METRO CORPORATION, a Delaware corporation ("Rural/Metro"), effective June 30, 1997 ("Effective Date").

                                 R E C I T A L S

         A. Executive desires to be employed by Rural/Metro in the position as a senior executive.

         B. Rural/Metro has decided to offer Executive an employment agreement, the terms and provisions of which are set forth below.

         NOW, THEREFORE, IT IS HEREBY MUTUALLY AGREED AS FOLLOWS:

         1.       POSITION AND DUTIES.

                  Executive will be employed as a senior executive of Rural/Metro and shall perform the duties of his position, as determined by the Board of Directors and Chief Executive Officer of Rural/Metro, in accordance with the policies, practices and bylaws of Rural/Metro. Executive shall report directly to Robert T. Edwards and Warren S. Rustand, or their successors, and not to any regional president of Rural/Metro. Executive shall have direct management authority over all of Rural/Metro's ambulance and fire service operations in Arizona.

                  Executive shall serve Rural/Metro faithfully, loyally, honestly and to the best of his ability. Executive will devote his best efforts to the performance of his duties for, and in the business and affairs of, Rural/Metro.

                  Executive agrees that during the Term (as defined in paragraph
5), Executive shall serve as the President and Chief Executive Officer of SW General, Inc., Southwest Ambulance of Casa Grande, Inc., Medical Emergency Devices and Services (MEDS), Inc., and Southwest General Services, Inc., each of which are Arizona corporations (collectively referred to herein as the "Southwest Companies") or any successor corporation of such companies and as Vice-President of Rural/Metro, and Executive agrees to serve as a member of the Board of Directors of Rural/Metro.

                  The Board of Directors of Rural/Metro reserves the right, in its sole discretion, to change or modify Executive's position, title and duties during the term of this Agreement.

         2.       SALARY.

                  During the first year of this Agreement, Executive's semimonthly salary will be based upon annual compensation of Two Hundred Thousand and 00/100 Dollars ($200,000.00). Thereafter, the salary will be reviewed annually in accordance with Rural/Metro's compensation review policies and practices, all as determined by Rural/Metro, in its sole discretion; provided that Rural/Metro may not reduce the salary set forth above during the first three (3) years of the Term.

         3.       MANAGEMENT INCENTIVE PROGRAM.

                  Executive shall be eligible to participate in the Rural/Metro Management Incentive Program ("MIP") (or any other plan that is designated by the Board as replacing the MIP) and to receive such additional compensation as may be provided by the MIP from time to time.

         4.       OTHER AGREEMENTS.

                  Rural/Metro and Executive may enter into one or more agreements from time-to-time relating to specific programs (such as a stock option program). Nothing in this Agreement is intended to alter or modify said agreements, which are referred to below as "Ancillary Agreements."

         5.       TERM AND TERMINATION.

                  This Agreement will continue in full force and effect until it is terminated by the parties. This Agreement may be terminated in any of the following ways: (a) it may be renegotiated and replaced by a written agreement signed by both parties; (b) Rural/Metro may elect to terminate this Agreement with or without "Cause", as defined below; (c) Executive may elect to terminate this Agreement with or without "Good Reason," as defined below; or (d) either party may serve notice on the other of its desire to terminate this Agreement at the end of the Term, which notice shall be given to the other party at least forty-five (45) days before the end of the Term.

                  The "Term" of this Agreement shall begin on the date hereof and shall expire by its terms on March 31, 2002, unless sooner terminated in accordance with the provisions of this Agreement.

         6.       TERMINATION BY RURAL/METRO.

                  A. Termination For Cause. Rural/Metro may terminate this Agreement and Executive's employment for Cause at any time upon written notice. This means that Rural/Metro has the right to terminate the employment relationship for Cause at any time should there be Cause to do so.

                  For purposes of this Agreement, "Cause" shall be limited to discharge resulting from a determination by Rural/Metro that Executive: (a) has been convicted of a felony involving dishonesty, fraud, theft or embezzlement;
(b) has repeatedly failed or refused, after written notice from Rural/Metro, in a material respect to follow reasonable policies or directives established by Rural/Metro; (c) has willfully and persistently failed, after written notice from Rural/Metro, to attend to material duties or obligations imposed upon him under this Agreement; (d) has performed an act or failed to act, which, if he were prosecuted and convicted, would constitute a felony involving $1,000 or more of money or property of Rural/Metro; or (e) has misrepresented or concealed a material fact for purposes of securing employment with Rural/Metro or this Employment Agreement.

                  Because Executive is in a position which involves great responsibilities, Rural/Metro is not required to utilize its progressive discipline policy.

                  If this Agreement and Executive's employment is terminated for Cause, Executive shall receive no Severance Benefits.

                  B. Termination Without Cause. Rural/Metro also may terminate this Agreement and Executive's employment without Cause at any time by giving thirty (30) days written notice to Executive. In the event this Agreement and Executive's employment are terminated by Rural/Metro without Cause, Executive shall be entitled to receive Severance Benefits pursuant to paragraph 9.

         7.       TERMINATION BY EXECUTIVE.

                  Executive may terminate this Agreement and his employment with or without "Good Reason" in accordance with the provisions of this paragraph 7.

                  A. Termination For Good Reason. Executive may terminate this Agreement and his employment for "Good Reason" by giving written notice to Rural/Metro within thirty (30) days, or such longer period as may be agreed to in writing by Rural/Metro, of Executive's receipt of notice of the occurrence of any event constituting "Good Reason," as described below.

                  Executive shall have "Good Reason" to terminate this Agreement and his employment upon the occurrence of any of the following events: (a) Executive is demoted to a position of less stature or importance within Rural/Metro than the position described in paragraph 1, it being agreed that "Good Reason" shall not exist hereunder by reason of Executive's failure to be elected to the Board of Directors of Rural/Metro as a result of the shareholders of Rural/Metro voting not to elect Executive to the Board of Directors of Rural/Metro (provided, however, that, unless circumstances constituting Cause exist, Rural/Metro shall have taken all action within its power and authority to nominate Executive for election to the Board of Directors); (b) Executive is required to relocate to an employment location that is more than fifty (50) miles from his employment location on the date of the execution of this Agreement; (c) Executive's annualized salary rate is reduced to a level that is at least twenty percent (20%) less than the salary paid to Executive during any prior calendar year, unless Executive has agreed to said reduction; (d) the potential incentive compensation (or bonus) to which Executive may become entitled under the MIP at any level of performance by the Executive or Rural/Metro is reduced by seventy-five percent (75%) or more as compared to the prior year; or (e) a sale by Rural/Metro of more than fifty percent (50%) of the capital stock of all of the Southwest Companies or their successors, to an entity not a subsidiary (direct or indirect) or an affiliate of Rural/Metro (except for a consolidation of some or all of the Southwest Companies, a change in the ownership of Rural/Metro or a sale of Rural/Metro's ambulance business in general).

                  If Executive terminates this Agreement and his employment for Good Reason, Executive shall be entitled to receive Severance Benefits pursuant to paragraph 9.

                  B. Termination Without Good Reason. Executive also may terminate this Agreement and his employment without Good Reason at any time by giving thirty (30) days notice to Rural/Metro. If Executive terminates this Agreement and his employment without Good Reason, Executive shall not be entitled to receive Severance Benefits pursuant to paragraph 9.

         8.       DEATH OR DISABILITY.

                  This Agreement will terminate automatically on Executive's death. Any salary or other amounts due to Executive for services rendered prior to his death shall be paid to Executive's surviving spouse, or if Executive does not leave a surviving spouse, to Executive's estate. No other benefits shall be payable to Executive's heirs pursuant to this Agreement, but amounts may be payable pursuant to any life insurance or other benefit plans maintained by Rural/Metro.

                  In the event Executive becomes "Disabled," and as a result is unable to continue the proper performance of his duties hereunder, Executive's employment hereunder and Rural/Metro's obligation to pay Executive's salary shall continue for a period of three (3) months from the date of such Disability, at which point Executive's employment hereunder shall automatically cease and terminate. Executive shall be considered "Disabled" or to be suffering from a "Disability" for purposes of this paragraph 8 if, in the judgment of a licensed physician selected by the Board of Directors of Rural/Metro, Executive is unable to perform the essential functions of his position required under this Agreement, with or without reasonable accommodations, because of a physical or mental impairment. The determination by said physician shall be binding and conclusive for all purposes.

         9.       SEVERANCE BENEFITS.

                  If this Agreement and Executive's employment are terminated without Cause by Rural/Metro pursuant to paragraph 6(B) prior to June 30, 2000, [three years after the date hereof] or if Executive elects to terminate this Agreement for Good Reason pursuant to paragraph 7(A), Executive shall receive the "Severance Benefits" as provided by this paragraph. Executive also shall receive Severance Benefits, subject to this paragraph, if his employment is terminated due to

Disability pursuant to paragraph 8. The Severance Benefits shall begin immediately following termination of employment and will continue to be payable until June 30, 2000 [three years after the date hereof], unless the termination of Executive's employment hereunder is terminated for any reason after such date, in which case Executive shall not be entitled to any Severance Benefits.

                  The Executive's "Severance Benefits" shall consist of the continuation of the Executive's salary pursuant to paragraph 2 and the continuation of any health, life, disability, or other insurance benefits that Executive was receiving as of his last day of active employment. If a particular insurance benefit may not be continued for any reason, Rural/Metro shall pay the cash equivalent to the Executive on a monthly basis or in a single lump sum. The amount of the cash equivalent of the benefit and whether the cash equivalent will be paid in monthly installments or in a lump sum will be determined by Rural/Metro in the exercise of its discretion.

                  If Executive voluntarily terminates this Agreement and his employment without Good Reason prior to the end of the Term, or if Rural/Metro terminates the Agreement and Executive's employment for Cause, no Severance Benefits shall be paid to Executive. No Severance Benefits are payable in the event of Executive's death while in the active employ of Rural/Metro.

                  Severance Benefits shall immediately cease if Executive commits a material violation of any of the terms of this Agreement relating to confidentiality and non-disclosure, as set forth in paragraph 11, or the Covenant-Not-To-Compete, as set forth in paragraph 12. Only material violations will result in the loss of Severance Benefits. In addition, if a violation, even if material, is one that may be cured, the violation will not be considered to be material unless Executive fails to cure said violation within thirty (30) days after receiving written notice of said violation from Rural/Metro or unless Executive repeats said violation at any time after receiving said notice.

         10.      BENEFITS.

                  Executive will be entitled to participate in any benefit plans, including, but not limited to, retirement plans, stock option plans, life insurance plans and health and dental plans available to other Rural/Metro employees, subject to any restrictions (including waiting periods) specified in said plans.

                  Executive is entitled to four (4) weeks of paid vacation per calendar year, with such vacation to be scheduled and taken in accordance with Rural/Metro's standard vacation policies.

         11.      CONFIDENTIALLY AND NON-DISCLOSURE.

                  During the course of his employment, Executive will become exposed to a substantial amount of confidential and proprietary information, including, but not limited to financial information, annual reports, audited and unaudited financial reports, strategic plans, business plans, marketing strategies, new business strategies, personnel and compensation information, and other such reports, documents or information. In the event his employment is terminated by either party for any reason, Executive promises that he will not take with him any copies of such documents, computer print-outs, computer tapes, floppy disks, CD roms, etc., in any form, format or manner whatsoever, nor will he disclose the same in whole or in part to any person or entity, in any manner either directly or indirectly. Excluded from this Agreement is information that is already disclosed to third parties and is in the public domain or that Rural/Metro consents to be disclosed, with such consent to be in writing. The provisions of this paragraph shall survive the termination of this Agreement.

         12.      COVENANT-NOT-TO-COMPETE.

                  A. Interests to be Protected. The parties acknowledge that during the term of his employment, Executive will perform essential services for Rural/Metro, its employees and shareholders, and for clients of Rural/Metro. Therefore, Executive will be given an opportunity to meet, work with and develop close working relationships with Rural/Metro's clients on a first-hand basis and will gain valuable insight as to the clients' operations, personnel and need for services. In addition, Executive will be exposed to, have access to, and be required to work with, a considerable amount of Rural/Metro's confidential and proprietary information, including but not limited to: information concerning Rural/Metro's methods of operation, financial information, strategic planning, operational budgets and strategies, payroll data, management systems programs, computer systems, marketing plans and strategies, merger and acquisition strategies and customer lists.

                  The parties also expressly recognize and acknowledge that the personnel of Rural/Metro have been trained by, and are valuable to Rural/Metro, and that if Rural/Metro must hire new personnel or retrain existing personnel to fill vacancies it will incur substantial expense in recruiting and training such personnel. The parties expressly recognize that should Executive compete with Rural/Metro in any manner whatsoever, it could seriously impair the goodwill and diminish the value of Rural/Metro's business.

                  The parties acknowledge that this covenant has an extended duration; however, they agree that this covenant is reasonable and it is necessary for the protection of Rural/Metro, its shareholders and employees.

                  For these and other reasons, and the fact that there are many other employment opportunities available to Executive if he should terminate, the parties are in full and complete agreement that the following restrictive covenants (which together are referred to as the "Covenant-Not-To-Compete") are fair and reasonable and are freely, voluntarily and knowingly entered into. Further, each party has been given the opportunity to consult with independent legal counsel before entering into this Agreement. Notwithstanding any provisions set forth below, Rural Metro agrees that no breach of the Covenant-Not-To-Compete will occur as a result of Executive's formation of and activities with respect to any 501(c)(3) foundation and his participation therein (so long as such participation does not interfere with Executive's duties hereunder), his continued association with the International Association of Firefighters, his continued ownership and operation of an ambulance service company in Pima County, Arizona, under the name Kords Southwest, or his continued service as President of the Arizona Ambulance Association.

                  B. Devotion to Employment. Executive shall devote substantially all his business time and best efforts to the performance of his duties on behalf of Rural/Metro. During his term of employment, Executive shall not at any time or place or to any extent whatsoever, either directly or indirectly, without the express written consent of Rural/Metro, engage in any outside employment, or in any activity competitive with or adverse to Rural/Metro's business, practice or affairs, whether alone or as partner, officer, director, employee, shareholder of any corporation or as a trustee, fiduciary, consultant or other representative. This is not intended to prohibit Executive from engaging in nonprofessional activities such as personal investments or conducting to a reasonable extent private business affairs which may include other boards of directors' activity, as long as they do not conflict with Rural/Metro. Participation to a reasonable extent in civic, social or community activities is encouraged.

                  C. Non-Solicitation of Clients. During the term of Executive's employment with Rural/Metro and for a period of twenty-four (24) months after the termination of employment with Rural/Metro, regardless of who initiates the termination, Executive shall not, directly or indirectly, for himself, or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation, or governmental entity, in any manner whatsoever, call upon, contact, encourage, handle or solicit, or cause others to solicit, any person or other entity that is, or was within the twelve (12) month period immediately prior to the date of Executive's termination, a client or supplier of Rural/Metro or any of its subsidiaries or affiliates (including, without limitation, the Southwest Companies), for the purpose of soliciting, selling or purchasing from such client or supplier the same, similar, or related services or products that are provided by, or purchased by, Rural/Metro or any of its subsidiaries or affiliates (including, without limitation, the Southwest Companies). Notwithstanding the foregoing, the obligations of Executive under this paragraph 12(C) shall terminate only if Executive is terminated by Rural/Metro without Cause. If Executive violates his obligations under this paragraph 12(C), then the time periods hereunder shall be extended by the period of time equal to that period beginning when the activities constituting such violation commenced and ending when the activities constituting such violation terminated.

                  D. Non-Solicitation of Employees. During the term of Executive's employment with Rural/Metro and for a period of twenty-four (24) months after the termination of employment with Rural/Metro, regardless of who initiates the termination, Executive shall not, directly or indirectly, for himself, or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation, or governmental entity, in any manner whatsoever, seek to hire, and/or hire any person who, on the date hereof, or on the date of Executive's termination, is an employee of

Rural/Metro or any of its subsidiaries or affiliates (including, without limitation, the Southwest Companies), and that receives annual compensation in excess of $25,000, for employment as an independent contractor with any person or entity (other than Rural/Metro or any of its subsidiaries or affiliates), unless first authorized in writing by Rural/Metro, which authorization may be withheld in the sole and absolute discretion of Rural/Metro. Notwithstanding the foregoing, the obligations of Executive under this paragraph 12(D) shall terminate only if Executive is terminated by Rural/Metro without Cause. If Executive violates his obligations under this paragraph 12(D), then the time periods hereunder shall be extended by the period of time equal to that period beginning when the activities constituting such violation commenced and ending when the activities constituting such violation terminated.

                  E. Competing Business. During the term of this Agreement and for a period of twenty-four (24) months after the termination of employment with Rural/Metro, regardless of who initiates the termination, Executive shall not, directly or indirectly, (including, without limitation, as a partner, shareholder, director, officer or employee of, or lender or consultant to, any other personal entity), for himself, or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation, or governmental entity, in any manner whatsoever, or in any other capacity, within, into or from the Restricted Territory (as defined below) engage or cause others to engage in the same or similar business as Rural/Metro and its subsidiaries, or any aspect thereof, unless first authorized in writing by Rural/Metro, which authorization may be withheld in the sole and absolute discretion of Rural/Metro. For purposes of this paragraph 12(E), the term "Restricted Territory" shall mean any geographical service area where Rural/Metro or any of its subsidiaries and affiliates, including, without limitation, the Southwest Companies, is engaged in business, or was considering engaging in business at any time prior to the termination or at time of termination. Notwithstanding the foregoing, the obligations of Executive under this paragraph 12(E) shall terminate only if Executive is terminated by Rural/Metro without Cause or if Executive terminates his employment hereunder for Good Reason. If Executive violates his obligations under this paragraph 12(E), then the time periods hereunder shall be extended by the period of time equal to that period beginning when the activities constituting such violation commenced and ending when the activities constituting such violation terminated.

                  F. Judicial Amendment. If the scope of any provision of this Agreement is found by the Court to be too broad to permit enforcement to its full extent, then such provision shall be enforced to the maximum extent permitted by law. The parties agree that the scope of any provision of this Agreement may be modified by a judge in any proceeding to enforce this Agreement, so that such provision can be enforced to the maximum extent permitted by law. If any provision of this Agreement is found to be invalid or unenforceable for any reason, it shall not affect the validity of the remaining provisions of this Agreement.

                  G. Injunctive Relief, Damages and Forfeiture. Due to the nature of Executive's position with Rural/Metro, and with full realization that a violation of this Agreement will cause immediate and irreparable injury and damage, which is not readily measurable, and to protect Rural/Metro's interests, Executive understands and agrees that in addition to instituting legal proceedings to recover damages resulting from a breach of this Agreement, Rural/Metro may seek to enforce this Agreement with an action for injunctive relief, to cease or prevent any actual or threatened violation of this Agreement on the part of Executive.

                  H. Survival. The provisions of this paragraph shall survive the termination of this Agreement.

         13.      AMENDMENTS.

                  This Agreement and the Ancillary Agreements constitute the entire agreement between the parties as to the subject mater hereof. Accordingly, there are no side agreements or verbal agreements other than those which are stated in this document or in the Ancillary Agreements. Any amendment, modification or change in said Agreements must be done so in writing and signed by both parties.

         14.      SEVERABILITY.

                  In the event a court or arbitrator declares that any provision of this Agreement is invalid or unenforceable, it shall not affect or invalidate any of the remaining provisions. Further, the court shall have the authority to re-write that portion of the Agreement it deems unenforceable, to make it enforceable.

         15.      GOVERNING LAW.

                  The law of the State of Arizona shall govern the interpretation and application of all of the provisions of this Agreement.

         16.      INDEMNITY.

                  Executive shall be indemnified in his position to the fullest extent permitted or required by the laws of the State of Delaware and the State of Arizona, as applicable.

         17.      DISPUTE RESOLUTION.

                  A. Mediation. Any and all disputes arising under, pertaining to or touching upon this Agreement (excepting the confidentiality and non-disclosure provisions of paragraph 11 and the

Covenant-Not-To-Compete provisions of paragraph 12), or the statutory rights or obligations of either party hereto, shall, if not settled by negotiation, be subject to non-binding mediation before an independent mediator selected by the parties pursuant to paragraph 17(D). Any demand for mediation shall be made in writing and served upon the other party to the dispute, by certified mail, return receipt requested, at the business address of Rural/Metro, or at the last known residence address of Executive, respectively. The demand shall set forth with reasonable specificity the basis of the dispute and the relief sought. The mediation hearing will occur at a time and place convenient to the parties in Maricopa County, Arizona, within thirty (30) days of the date of selection or appointment of the mediator.

                  B. Arbitration. In the event that the dispute is not settled through mediation, the parties shall then proceed to binding arbitration before a single independent arbitrator selected pursuant to paragraph 17(D). The mediator shall not serve as arbitrator. ALL DISPUTES INVOLVING ALLEGED UNLAWFUL EMPLOYMENT DISCRIMINATION, TERMINATION BY ALLEGED BREACH OF CONTRACT OR POLICY, OR ALLEGED EMPLOYMENT TORT COMMITTED BY RURAL/METRO OR A REPRESENTATIVE OF RURAL/METRO, INCLUDING CLAIMS OF VIOLATIONS OF FEDERAL OR STATE DISCRIMINATION STATUTES OR PUBLIC POLICY, SHALL BE RESOLVED PURSUANT TO THIS POLICY AND THERE SHALL BE NO RECOURSE TO COURT, WITH OR WITHOUT A JURY TRIAL. The arbitration hearing shall occur at a time and place convenient to the parties in Maricopa County, Arizona, within thirty (30) days of selection or appointment of the arbitrator. If Rural/Metro has adopted a policy that is applicable to arbitrations with executives, the arbitration shall be conducted in accordance with said policy to the extent that the policy is consistent with this Agreement and the Federal Arbitration Act, 9 U.S.C. Sections 1-16. If no such policy has been adopted, the arbitration shall be governed by such procedures as the parties may agree upon. The arbitrator shall issue written findings of fact and conclusions of law, and an award, within fifteen (15) days of the date of the hearing unless the parties otherwise agree.

                  C. Damages. In cases of breach of contract or policy, damages shall be limited to contract damages. In cases of intentional discrimination claims prohibited by statute, the arbitrator may direct payment consistent with 42 U.S.C. Section 1981(a) and the Civil Rights Act of 1991. In cases of employment tort, the arbitrator may award punitive damages if proved by clear and convincing evidence. Any award of punitive damages shall not exceed two times (2x) any compensatory award and, in any event, shall not exceed Two Hundred Fifty Thousand Dollars ($250,000). The arbitrator may award fees to the prevailing party and assess costs of the arbitration to the non-prevailing party. Issues of procedure, arbitrability, or confirmation of award shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16, except that Court review of the arbitrator's award shall be that of an appellate court reviewing a decision of a trial judge sitting without a jury.

                  D. Selection of Mediators or Arbitrators. The parties shall select the mediator or arbitrator from a panel list made available by Arizona Litigation Alternatives ("ALA"). If the parties are unable to agree to a mediator or arbitrator within ten (10) days of receipt of a demand for mediation or arbitration, the mediator or arbitrator will be chosen by alternatively striking from a list of five (5) mediators or arbitrators obtained by Rural/Metro from ALA. Executive shall have the first strike.

         IN WITNESS WHEREOF, Rural Metro and Executive have executed this Agreement effective on the date set forth above.

                                                    RURAL/METRO CORPORATION

                                                    By /s/ William R. Crowell
                                                      __________________________
                                                    Name:  WILLIAM R. CROWELL
                                                         _______________________
                                                    Its:   Vice President
                                                        ________________________

                                                    "EXECUTIVE"

                                                    /s/ Robert E. Ramsey, Jr.
                                                    ____________________________
                                                    ROBERT E. RAMSEY, JR.